SmartHeat Inc. Announces First Quarter 2011 Financial Results,
Investor Conference Call at 7:30 a.m. EDT on May 10, 2011

NEW YORK, May 10, 2011 /PRNewswire-Asia/ — SmartHeat Inc. (NASDAQ: HEAT; website: www.smartheatinc.com), a market leader in China's clean technology, energy savings industry, today announced financial results for the first quarter ended March 31, 2011. SmartHeat management is scheduled to host an investor conference call at 7:30 a.m. EDT on May 10, 2011.

Mr. James Jun Wang, Chairman and Chief Executive Officer of SmartHeat Inc., made the following comments regarding the performance of SmartHeat during the first quarter of 2011: “This is the first fiscal quarter in the history of SmartHeat in which we encountered a simultaneous decrease in sales and a net loss. Unfortunately, we are not alone in China with respect to these challenges. Some of our plate heat exchanger (PHE) unit customers postponed or canceled their orders due to the Chinese government’s tightened fiscal policy used to fight inflation. We also faced increased prices of some key materials we use in our manufacturing operations. We expect to overcome these difficulties and maintain our gross margin by strengthening our sales efforts through the maturation of our sales force, increasing sales channels, improving cost controls, increasing prices and continuing to improve the efficiency of our manufacturing operations, which may include staff reductions in certain plants in response to the decrease in revenue from PHE Units.”

“Despite a drop in PHE Unit sales, we are encouraged by the continued strength in sales of heat exchangers and heat meters in this quarter. We also anticipate increased sales in the heat pump sector from our acquisition of Gustrower Warmepumpen GmbH and Shenyang Bingchuan Refrigerating Machine Limited.  In addition, SmartHeat has been selected as the sole supplier of heat exchangers and complete packaged units for a series of projects in North and South America. This program fits with SmartHeat’s energy efficiency mandate because our technology converts waste heat from diesel and gas engine power plants into electricity using no additional fuel and creating no greenhouse gas emissions. Despite the temporary fiscal tightening impacting our PHE Unit customers, we expect that the Chinese government will continue to require implementation of energy savings policies to reduce emissions, which we believe will continue to increase the demand for our energy-saving products in all industrial sectors. We are optimistic about taking advantage of West China’s economic development and urbanization trends throughout China as well as positioning ourselves as a forward-thinking “green” company.”

Financial Summary

In the first quarter of 2011, total sales decreased 16% to $7.89 million compared to $9.39 million in Q1 2010 resulting from a decrease in sales of our PHE Units to our customers that are state-owned enterprises. The decrease in sales was primarily due to tightened fiscal policy in China, which impacted state-owned enterprises that are encountering difficulties in obtaining grants from the government and facing an extended bank loan application process. The new fiscal policy resulted in unexpected cancelations of orders and unscheduled delays in the performance of PHE Unit contracts, which decreased revenue from that product line. The company expects that a significant portion of the canceled PHE Unit orders will be reinstated and some of the contracts that have been partially delayed will be performed within this fiscal year or in 2012.

Despite the drop in PHE Unit sales, sales of the company’s heat exchangers increased robustly by 33.78% to $6.02 million in Q1 2011 from $4.05 million in Q1 2010 as a result of the continued strength and growth in the metallurgy and petrochemical sectors. The percentage of total sales from heat exchangers increased to approximately 76.24% in Q1 2011 from approximately 48.02% in Q1 2010.  Sales of heat meters continued to increase by approximately 63.70% from Q1 2010 and accounted for approximately $0.92 million in revenues for the quarter as a result of our entry into northwestern heat meter markets in China.

Operating loss totaled $4.51 million, compared with operating income of $1.82 million in Q1 2010. Net loss in the quarter totaled $3.95 million, down from $1.7 million net income ($0.05 per diluted share) in Q1 2010. Total operating expenses including selling, general and administrative ("SG&A") expenses totaled $7.08 million, compared with $1.42 million a year ago. Due to the Chinese government’s tightened fiscal policy, some of the company’s state-owned customers that purchase PHE Units encountered difficulties in obtaining grants from the government, obtaining loans from state-owned banks and paying the company’s account receivables on time. As a result of these delays, we reserved $2.07 million for a bad debt allowance in the first quarter even though we expect a substantial portion of the bad debt to be paid.

The company believes that the impact of the government’s tightened fiscal policy will be temporary and that the previous expansion and training of its marketing team and other employees will continue to improve sales and the efficiency of its operations. Nevertheless, the company will institute a rigorous program of cost cutting to continue tight control of its budget and maintain cost-effectiveness and implement additional cost control measures including a review of the staffing levels of its employees in response to the decrease in revenue from PHE Units.

Revised Full Year 2011 Earnings Guidance

Due to the impact of China’s tightened fiscal policy on the company’s PHE Unit customers, impact of rising prices on business and the integration costs of Gustrower Warmepumpen GmbH and Shenyang Bingchuan Refrigerating Machine Limited Company, two companies acquired by SmartHeat in Q1 2011, the company is revising its full year 2011 earnings guidance to $9.5 million to $14 million in net income and $63 million to $93 million in revenues, reflecting $0.25 - $0.36 earnings per share.

Investor Conference Call Instructions:

SmartHeat management will host an earnings conference call today to discuss its first quarter financial results and outlook.

Date and time: 7:30 a.m. U.S. Eastern Daylight Time, May 10, 2011
U.S. toll free number: +1-888-339-2688
International direct dial-in: +1-617-847-3007
Conference passcode: 82285490

About SmartHeat Inc.

Founded by James Jun Wang, a former executive at Honeywell China, SmartHeat Inc. (www.smartheatinc.com) is a NASDAQ Global Market listed (NASDAQ: HEAT) U.S. company with its primary operations in China. SmartHeat is a market leader in China's clean technology energy savings industry. SmartHeat manufactures heat exchangers, custom plate heat exchanger units (PHE Units) and heat meters. SmartHeat's products directly address air pollution problems in China where massive coal burning for cooking and heating is the only source of economical heat energy in China. With broad product applications, SmartHeat's products significantly reduce heating costs, increase energy use and reduce air pollution. SmartHeat's customers include global Fortune 500 companies, municipalities and industrial/residential users. China's heat transfer market is currently estimated at approximately $2.4 billion with double-digit annual growth according to the China Heating Association.

Safe Harbor Statement

All statements in this press release that are not historical are forward- looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ from the company's expectations. SmartHeat's actual results may differ from its projections. Further, preliminary results are subject to normal year-end adjustments. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect SmartHeat's current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in SmartHeat's filings with the Securities and Exchange Commission.

Contact Corporate Communications:
Ms. Jane Ai, Corporate Secretary
SmartHeat Inc.
Tel: 011-86-24-25363366
Email: info@SmartHeatinc.com

SMARTHEAT INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31, 2011 (Unaudited)	December 31, 2010
ASSETS

CURRENT ASSETS
Cash & equivalents	$28,977,909	$56,806,471
Restricted cash	1,701,852	1,949,742
Accounts receivable, net	47,837,392	47,224,476
Retentions receivable	3,411,190	2,548,401
Advances to suppliers	12,554,316	8,351,579
Other receivables, prepayments and deposits	10,407,284	6,301,772
VAT receivable	460,453	-
Inventories	31,697,428	26,585,362
Deferred tax asset	741,856	380,232
Notes receivable - bank acceptances	691,759	1,457,457

Total current assets	138,481,439	151,605,492

NON-CURRENT ASSETS
Restricted cash	18,577	502,672
Retentions receivable	71,259	1,062,167
Construction in progress	242,891	81,204
Property and equipment, net	10,183,046	8,381,019
Intangible assets, net	15,181,592	14,243,734
Goodwill	11,148,487	-
Deferred tax asset	-	22,266
Other non-current	24,132	-

Total noncurrent assets	36,869,984	24,293,062

TOTAL ASSETS	$175,351,423	$175,898,554

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$7,813,142	$4,490,333
Unearned revenue	1,764,285	1,131,193
Taxes payable	58,641	2,000,456
Accrued liabilities and other payables	1,522,783	3,039,701
Notes payable - bank acceptances	881,421	2,207,280
Loans payable	10,402,050	9,059,749

Total current liabilities	22,442,322	21,928,712

DEFERRED TAX LIABILITY	252,623	-

LONG-TERM PAYABLE	11,677	-

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Common stock, $0.001 par value; 75,000,000 shares authorized, 38,551,939 shares issued and outstanding at March 31, 2011 and December 31, 2010	38,552	38,552
Paid in capital	102,302,113	102,251,027
Statutory reserve	4,268,222	5,301,918
Accumulated other comprehensive income	6,045,491	4,252,261
Retained earnings	38,579,908	41,500,015

Total Company stockholders' equity	151,234,286	153,343,773

NONCONTROLLING INTEREST	1,410,515	626,069

TOTAL EQUITY	152,644,801	153,969,842

TOTAL LIABILITIES AND EQUITY	$175,351,423	$175,898,554

SMARTHEAT INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(UNAUDITED)

	THREE MONTHS ENDED MARCH 31,
	2011	2010

Net sales	$7,892,149	$9,368,836
Cost of goods sold	5,330,229	6,129,801

Gross profit	2,561,920	3,239,035

Operating expenses
Selling	1,929,155	644,923
General and administrative
R&D expense	128,982	290,573
Bad debt expense	2,068,854	322,828
G&A expenses - other	2,949,464	163,595

Total operating expenses	7,076,455	1,421,919

(Loss) income from operations	(4,514,535)	1,817,116

Non-operating income (expenses)
Interest income	75,334	155,037
Interest expense	(130,172)	(61,252)
Financial expense	(20,427)	(4,313)
Foreign exchange transaction loss	(125,100)	-
Other income	156,359	66,735
Other expenses	(123,654)	(240)

Total non-operating (expenses) income, net	(167,660)	155,967

(Loss) income before income tax	(4,682,195)	1,973,083
Income tax (benefits) expenses	(680,899)	269,520

(Loss) income from operations	(4,001,296)	1,703,563
Less: (Loss) income attributable to noncontrolling interest	(47,494)	482

(Loss) income to SmartHeat Inc.	(3,953,802)	1,703,081

Other comprehensive item
Foreign currency translation gain	1,793,230	23,054

Comprehensive (loss) income	$(2,160,572)	$1,726,135

Basic weighted average shares outstanding	38,551,939	32,794,875

Diluted weighted average shares outstanding	38,551,939	32,864,453

Basic (loss) earnings per share	$(0.10)	$0.05

Diluted (loss) earnings per share	$(0.10)	$0.05

SMARTHEAT INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	THREE MONTHS ENDED MARCH 31,
	2011	2010

CASH FLOWS FROM OPERATING ACTIVITIES:
(Loss) income including noncontrolling interest adjustments	$(4,001,296)	$1,703,563
Adjustments to reconcile (loss) income including noncontrolling interest to net cash used in operating activities:
Depreciation and amortization	366,811	228,614
Unearned interest on accounts receivable	(27,755)	39,574
Stock option compensation expense	51,085	752
Changes in deferred tax	(752,593)	(7,584)
(Increase) decrease in current assets:
Accounts receivable, net	953,216	8,273,722
Retentions receivable	163,638	(215,311)
Advances to suppliers	(4,101,704)	(887,598)
Other receivables, prepayments and deposits	(4,840,886)	(948,705)
Inventories	(2,877,453)	(11,996,634)
Increase (decrease) in current liabilities:
Accounts payable	2,270,069	(2,070,772)
Unearned revenue	619,602	(100,387)
Taxes payable	(2,020,415)	(3,263,301)
Accrued liabilities and other payables	(1,263,461)	2,498,738

Net cash used in operating activities	(15,461,142)	(6,745,329)

CASH FLOWS FROM INVESTING ACTIVITIES:
Change in restricted cash	753,705	(35,320)
Acquisition of property & equipment	(830,858)	(146,457)
Acquisition of intangible asset	(63,176)	-
Notes receivable	777,259	51,427
Cash acquired from acquisition	448,849	-
Cash paid at acquisition	(13,488,030)	-
Construction in progress	(160,210)	-

Net cash used in investing activities	(12,562,461)	(130,350)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short term loan	486,086	-
Cash contribution from noncontrolling interest	744,512	-
Payment on notes payable	(1,342,691)	-

Net cash used in financing activities	(112,093)	-

EFFECT OF EXCHANGE RATE CHANGE ON CASH & EQUIVALENTS	307,134	(12,791)

NET DECREASE IN CASH & EQUIVALENTS	(27,828,562)	(6,888,470)

CASH & EQUIVALENTS, BEGINNING OF PERIOD	56,806,471	48,967,992

CASH & EQUIVALENTS, END OF PERIOD	$28,977,909	$42,079,522

Supplemental cash flow data:
Income tax paid	$1,343,218	$648,603
Interest paid	$141,263	$61,252